UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 4)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

AEP INDUSTRIES INC.

(Exact name of registrant as specified in its charter)

Delaware	22-1916107
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

95 Chestnut Ridge Road Montvale, New Jersey	07645
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Series A Preferred Stock Purchase Rights	Nasdaq Global Select Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates: Not applicable.

Securities to be registered pursuant to Section 12(g) of the Act: None.

Item 1.	Description of Registrant’s Securities to be Registered.

Reference is hereby made to (i) the Registration Statement on Form 8-A filed by AEP Industries Inc. (the “Company”), with the Securities and Exchange Commission (the “SEC”) on March 31, 2011 (the “Original Registration Statement”), relating to the Rights Agreement, dated March 31, 2011, by and between the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent (the “Rights Agent”); (ii) the Registration Statement on Form 8-A/A filed by the Company with SEC on March 28, 2014 (as amended by the First Amendment and the Second Amendment, each as defined below, the “Amended and Restated Registration Statement”), relating to the Amended and Restated Rights Agreement (the “Amended and Restated Rights Agreement”), dated March 28, 2014, by and between the Company and the Rights Agent, (iii) the Registration Statement on Form 8-A/A filed by the Company with SEC on April 25, 2014 (the “First Amended Registration Statement”), relating to the First Amendment to the Amended and Restated Rights Agreement (the “First Amendment”), dated April 16, 2014, by and between the Company and the Rights Agent and (iv) the Registration Statement on Form 8-A/A filed by the Company with SEC on March 26, 2015 (the “Second Amended Registration Statement”), relating to the Second Amendment to the Amended and Restated Rights Agreement (the “Second Amendment”), dated March 23, 2015, by and between the Company and the Rights Agent. Such Original Registration Statement, Amended and Restated Registration Statement, the First Amended Registration Statement and the Second Amended Registration Statement are hereby incorporated by reference.

On August 24, 2016, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Berry Plastics Group, Inc., a Delaware corporation (“Parent”), Berry Plastics Corporation, a Delaware corporation and a direct, wholly owned subsidiary of Parent (“Holdings”), Berry Plastics Acquisition Corporation XVI, a Delaware corporation and a direct, wholly owned subsidiary of Holdings (“Merger Sub”), and Berry Plastics Acquisition Corporation XV, LLC, a Delaware limited liability company and a wholly owned subsidiary of Holdings (“Merger Sub LLC”), providing for (i) the merger of Merger Sub with and into the Company (the “First-Step Merger”), with the Company continuing as the surviving corporation (the “First-Step Surviving Company”), and (ii) immediately thereafter, the First-Step Surviving Company will merge with and into Merger Sub LLC (the “Second-Step Merger” and, together with the First-Step Merger, the “Integrated Mergers”), with Merger Sub LLC surviving as the wholly owned entity of Parent, on the terms and subject to the conditions set forth in the Merger Agreement.

At the effective time of the First-Step Merger, by virtue of the First-Step Merger and without any action on the part of the holder of any shares of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), each issued and outstanding share of Company Common Stock (excluding shares of Company Common Stock (i) that are owned by the Company as treasury stock, (ii) with respect to which holders have properly exercised and perfected a demand for appraisal rights pursuant to Delaware General Corporate Law or (iii) that are owned by Parent, Holdings, Merger Sub LLC or Merger Sub), will be cancelled and thereupon be converted automatically into the right to receive the Merger Consideration (as defined in the Merger Agreement and subject to the terms and conditions set forth therein), subject to the election and proration procedures set forth in the Merger Agreement.

In connection with the Merger Agreement and the transactions contemplated thereby, the Company and the Rights Agent, have entered into the Third Amendment, dated as of August 24, 2016 (the “Amendment”), to the Amended and Restated Rights Agreement to provide that (i) none of Parent, Holdings, Merger Sub, Merger Sub LLC or their Subsidiaries, Affiliates or Associates (as such term is defined in the Amended and Restated Rights Agreement) shall be an Acquiring Person or a Related Person (each term as defined in the Amended and Restated Rights Agreement) under the Amended and Restated Rights Agreement by reason of the performance, approval, execution, delivery, announcement or consummation of the Transactions, including voting agreements that Parent has entered into with certain stockholders of the Company in connection with the execution of the Merger Agreement (an “Exempt Event”), (ii) neither a “Stock Acquisition Date” nor a “Distribution Date” (each term as defined in the Amended and Restated Rights Agreement) shall occur by reason of an Exempt Event, (iii) neither a “Trigger Event” (as such term is defined in the Amended and Restated Rights Agreement), nor any of the transactions described in Section 11(a) or Section 13 of the Amended and Restated Rights Agreement shall occur by reason of an Exempt Event, and (iv) the definition of “Expiration Date” has been amended to mean the earlier of (1) the close of business on March 31, 2017, (2) the time at which the Rights (as defined in the Amended and Restated Rights Agreement) are redeemed or exchanged as provided in Sections 23 and 24 of the Amended and Restated Rights Agreement and (3) immediately prior to the Effective Time of the First-Step Merger (but only if the Effective Time shall occur).

The Amendment also provides that if for any reason the Merger Agreement is terminated in accordance with its terms, the Amendment will be of no further force and effect and the Amended and Restated Rights Agreement shall remain exactly the same as it existed immediately prior to the execution of the Amendment.

The Amendment, which is filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on August 26, 2016, is incorporated herein by reference. The foregoing description, including the description in each of the Original Registration Statement, Amended and Restated Registration Statement, the First Amended Registration Statement and the Second Amended Registration Statement, is only a summary, and does not purport to be complete, and is qualified in its entirety by the Original Registration Statement, Amended and Restated Registration Statement, the First Amended Registration Statement and the Second Amended Registration Statement, as applicable, which have been filed as exhibits hereto.

Item 2.	Exhibits.

Exhibit	Description

3.1	Certificate of Designations of Series A Junior Participating Preferred Stock of AEP Industries Inc. (incorporated herein by reference to Exhibit A of Exhibit 4.1 of the Company’s Current Report on Form 8-K filed with the SEC on March 28, 2014).

4.1	Amended and Restated Rights Agreement, dated March 28, 2014, by and between AEP Industries Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated herein by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed with the SEC on March 28, 2014).

4.2	First Amendment to Amended and Restated Rights Agreement, dated April 16, 2014, by and between AEP Industries Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated herein by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed with the SEC on April 21, 2014).

4.3	Second Amendment to Amended and Restated Rights Agreement, dated March 23, 2015, by and between AEP Industries Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated herein by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed with the SEC on March 26, 2015).

4.4	Third Amendment to Amended and Restated Rights Agreement, dated August 24, 2016, by and between AEP Industries Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated herein by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed with the SEC on August 26, 2016).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

AEP INDUSTRIES INC.

Date: August 26, 2016	By:	/s/ Linda N. Guerrera
Name: Linda N. Guerrera
Title: Vice President, Finance and Controller

EXHIBIT INDEX

Exhibit	Description

3.1	Certificate of Designations of Series A Junior Participating Preferred Stock of AEP Industries Inc. (incorporated herein by reference to Exhibit A of Exhibit 4.1 of the Company’s Current Report on Form 8-K filed with the SEC on March 28, 2014).

4.1	Amended and Restated Rights Agreement, dated March 28, 2014, by and between AEP Industries Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated herein by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed with the SEC on March 28, 2014).

4.2	First Amendment to Amended and Restated Rights Agreement, dated April 16, 2014, by and between AEP Industries Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated herein by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed with the SEC on April 21, 2014).

4.3	Second Amendment to Amended and Restated Rights Agreement, dated March 23, 2015, by and between AEP Industries Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated herein by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed with the SEC on March 26, 2015).

4.4	Third Amendment to Amended and Restated Rights Agreement, dated August 24, 2016, by and between AEP Industries Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated herein by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed with the SEC on August 26, 2016).